SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

________

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COFFEE PACIFICA, INC.

(Exact name of registrant as specified in its charter)

Nevada	46-0466417
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No)
2813 7th Street Berkeley, CA	94710-2702
(Address of Principal Executive Offices)	(Zip Code)

2007 STOCK INCENTIVE PLAN FOR EMPLOYEES AND CONSULTANTS

(Full title of plan)

Parsons/Burnett, LLP

2070 Skyline Tower, 10900 NE 4th St.

Bellevue, Washington 98004

(Name and address of agent for service)

(425) 451-8036

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common	5,000,000	$1.62	$8,100,000	$248.67

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") based upon the price of the stock as set by the Board of Directors.

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement that registers a maximum of

5,000,000 shares of common stock, $.001 par value, of Coffee Pacifica, Inc. (the "Company") for distribution through the Company's 2007 Stock Incentive Plan for Employees and Consultants ("the Plan"), as set forth below. The duration of the Plan shall be for ten (10) years following the date of adoption unless earlier terminated by the Company's Board of Directions. The Board of Directors may terminate the Plan at any time. At this time, no provisions exist for extending the duration of the Plan.

Title of Plan: 2007 Stock Incentive Plan for Employees and Consultants.

Nature and Purpose: To provide key employees and consultants of the Company and its subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of employees and consultants with the interests of the shareholders of the Corporation, and to facilitate attracting and retaining employees and consultants of exceptional ability.

Modification of the Plan: The Plan may be modified, with or without shareholder approval, by the Company's Board of Directors, provided that no such modification shall, without shareholder approval or ratification: 1) increase the aggregate maximum number of shares subject to the Plan (except as provided in Plan); 2) increase the maximum number of shares for which any Participant may be granted stock options, stock appreciation rights, or awarded restricted stock under the Plan (except as provided by the Plan); 3) change the class of persons eligible to participate in the Plan; 4) materially increase the benefits accruing to Participants under the Plan; or 5) without the consent of the holder thereof, change the stock price (except as provided in the Pan), or alter or impair any stock previously granted or awarded under the Plan.

Plan Administrators: The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock, the amount of stock to be granted to each such person, and the terms and conditions of any stock grant. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan's administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Corporation, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

As of the date of this Prospectus, the sole Plan administrator is also the President of the Registrant. The Board of Directors may appoint additional Plan administrators to serve until the annual meeting of the shareholders. Plan administrators are elected concurrently with members of the Board of Directors and serve for a term equal to that of the Board members.

Applicable ERISA Provisions: N/A

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Securities to be Offered

The Plan shall offer no more than 5,000,000 shares of the Common Stock of the Company at the Fair Market Value per share. This price may be changed in each case by the Board, or its designee, from time to time. "Fair Market Value" shall mean, if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the Closing Bid Price of the Company's stock for the trading day which is the valuation date. Unless specified by the Board of Directors, the valuation date shall be the date of grant. The Plan will only offer securities registered under Section 12 of the Exchange Act.

Employees Who May Participate in the Plan

The Company's Compensation Committee (the "Committee") is charged with the duty to determine and designate from time to time, in its discretion, those employees and consultants of the Company or any subsidiary to receive stock who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Company or any subsidiary; provided however that stock may be granted only to employees or directors of the Company or of any subsidiary and, in the case of employees or directors of a subsidiary, only if (i) the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of the subsidiary, and (ii) the subsidiary is a corporation. For purposes of the Plan, employees shall include officers and directors who are also employees of the Company or any subsidiary.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

There is no stated period of time within which employees must elect to participate.

The purchase price of each share will be set at Fair Market Value at time of grant.

There is no restriction on the amount an employee or consultant may contribute to the plan. The registrant will not be making any contributions to the plan.

The plan will make annual reports under the registrant's annual filing, as required by the Exchange Act. Reports will be made available to all plan participants, as referenced above, either through the SEC's website or upon request to the registrant.

Securities available through the Plan will not be purchased in the open market.

Tax Effects of Plan Participation

Participants receiving stock will be subject to income, since the Plan does not qualify under Section 422 of the Internal Revenue Code and may result in income to the recipient. If, at the time of the grant, there shall be payable by the Company or a subsidiary any amount for income tax withholding, in the Committee's discretion, either the Company shall appropriately reduce the amount of Common Stock or cash to be delivered or paid to the Participant or the Participant shall pay such amount to the Company or Subsidiary to reimburse it for such income tax withholding.

The Plan is not a qualified plan as that term is defined under Section 401 (a) of the Internal Revenue Code. The Company shall not be entitled to any deduction in relation to the grant of any stock pursuant to the Plan, and the Company shall not be deemed to receive any other amounts except the price paid by the participant.

Investment of Funds

Participating employees may not direct any portion of the assets under the plan to more than one investment media.

Withdrawal from the Plan; Assignment of Interest

A Participant may withdraw from participation in the Plan by terminating his or her employment with the Company or subsidiary.

A Participant may not transfer a stock granted under the Plan except by Will or through the laws of descent and distribution.

Charges and Deductions and Liens Therefore

No charges and deductions will be made against employees participating in the plan or against funds, securities or other property held under the plan. No person has or may create a lien on any funds, securities, or other property held under the Plan.

Item 2. Registrant Information and Employee Plan Annual Information

The document(s) containing the information specified in Part I of Form S-8 will be set or given to participants in the 2007 Stock Incentive Plan for Employees and Consultants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Documents Incorporated By Reference

The Company has filed the following documents with the Securities and Exchange Commission:

Annual Report on Form 10KSB filed April 2, 2007, and amended April 3, 2007;

All documents subsequently filed pursuant to Sections 13(a), 139c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable

Item 6. Indemnification of directors and Officers

Nevada law provides liberal indemnification of officers and directors of Nevada corporations.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any officer, director, employee, or agent, who is, was, or is threatened to be made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys fees, actually and reasonably incurred by him. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of Coffee Pacifica, Coffee Pacifica has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, Coffee Pacifica will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

Furthermore, Coffee Pacifica shall provide to any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Nevada law. The Board of Directors may in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article. However, Coffee Pacifica has yet to purchase any such insurance and has no plans to do so.

The articles of incorporation of Coffee Pacifica states that a director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions before such repeal or modification.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits
Exhibit No.	Description
4	2007 Stock Incentive Plan for Employees and Consultants
5	Opinion re: legality
23.1	Consent of Independent Accountant
23.2	Consent of Counsel (included in Exhibit 5)

Item 9. Undertakings

The undersigned Registrant hereby undertakes as follows:

To file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on the 2nd day of May, 2007.

COFFEE PACIFICA, INC.

/s/ Shailen Singh

Shailen Singh, President, President & CFO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity and on the date indicated.

/s/ Shailen Singh

Shailen Singh, President, Director

Date: May 2, 2007

/s/ Terry Klasssen

Terry Klassen, CEO & Director

Date: May 2, 2007

/s/ James Fraser

James Fraser, Director

Date: May 2, 2007

/s/ Jon Yogiyo

Jon Yogiyo, Director

Date:  May 2, 2007

THE PLAN

Pursuant to the requirements of the Securities Act of 1933, the Board of Directors has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on the 2nd day of May 2007.

COFFEE PACIFICA, INC. 2007 Stock Incentive Plan for Employees and Consultants

By:   /s/ Shailen Singh

Name: Shailen Singh ________________________

Title: _President, President & CFO & Director _